Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 19, 2015 with respect to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 of Interleukin Genetics, Inc., which are incorporated by reference in this Registration Statement pertaining to the 2013 Employee, Director and Consultant Equity Incentive Plan and a Non-Qualified Stock Option Agreement, dated April 6, 2015, awarded to Mark Carbeau. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Boston, Massachusetts
November 18, 2015